UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 4, 2023

JAMES RIVER GROUP HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-36777	98-0585280
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Wellesley House, 2nd Floor, 90 Pitts Bay Road, Pembroke HM08, Bermuda
(Address of principal executive offices)
(Zip Code)
 (441) 278-4580
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)
☐    Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐    Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $0.0002 per share	JRVR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)     On June 4, 2023, J. Adam Abram, the Non-Executive Chairman of the Board of James River Group Holdings, Ltd. (the “Company”), advised the Company that he does not intend to seek re-election as a director at the Company’s 2023 annual general meeting of shareholders (the “Annual Meeting”). Mr. Abram’s decision not to stand for re-election is not related to any disagreement between him and the Company. In addition, the board of directors of the Company (the “Board”) has identified Ollie L. Sherman, Jr., a current director who serves as the lead independent director, as the successor Non-Executive Chairman of the Board, effective upon conclusion of Mr. Abram’s term as director, and contingent upon Mr. Sherman’s re-election as a director at the Annual Meeting.

(e)     On June 7, 2023, the Company, its subsidiary James River Group, Inc. (“JRGI”) and Frank N. D’Orazio, the Company’s Chief Executive Officer, entered into an amendment of Mr. D’Orazio’s employment agreement dated October 28, 2020. The amendment increases the term of separation payments Mr. D’Orazio is entitled to receive from 18 months’ salary to 36 months’ salary if his employment is terminated without cause by the Company, if Mr. D’Orazio resigns for good reason (with the terms “cause” and “good reason” as defined in Mr. D’Orazio’s employment agreement, as amended), or the Company elects not to renew Mr. D’Orazio’s employment agreement, in each case within 12 months after a change in control (as such term is defined in the employment agreement, as amended).
Also on June 7, 2023, JRGI and certain of its subsidiaries entered into an amended and restated employment agreement with Terry McCafferty, the President and Chief Executive Officer of the Company’s subsidiaries engaged in the Company’s Specialty Admitted Insurance segment. The primary purpose of the amendment and restatement of Mr. McCafferty’s employment agreement was to increase the term of separation payments that Mr. McCafferty is entitled to receive (i) from 30 to 36 months in the event that his employment is terminated without cause by the Company, or if Mr. McCafferty resigns for good reason (with the terms “cause” and “good reason” as defined in the agreement), and (ii) from 12 to 24 months in the event that the Company elects not to renew Mr. McCafferty’s employment agreement, in each case within 12 months after a change of control (as such term is defined in the agreement).
The modifications to each of Mr. D’Orazio’s and Mr. McCafferty’s employment agreements also clarify that upon termination of their employment, they will be entitled to any payout under the Company’s short-term incentive plan and long-term incentive plan as provided in such applicable plans or award agreements pertaining thereto, except as may otherwise be specified in their respective employment agreements.
The foregoing descriptions of the amendment to Mr. D’Orazio’s employment agreement and Mr. McCafferty’s amended and restated employment agreement do not purport to be complete and are qualified in their entirety by reference to such agreements, which are filed as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits
The following Exhibit is furnished as a part of this Form 8-K:

Exhibit No.	Description
10.1	First Amendment to Employment Agreement dated October 28, 2020, by and among Frank N. D’Orazio, James River Group Holdings, Ltd., and its subsidiary James River Group, Inc.
10.2	Amended and Restated Employment Agreement, dated June 7, 2023, by and among James River Group, Inc., certain subsidiaries of James River Group, Inc. and Terry McCafferty
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMES RIVER GROUP HOLDINGS, LTD.

Dated: June 8, 2023	By: /s/ Sarah C. Doran
Sarah C. Doran
Chief Financial Officer